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                                                                  EXHIBIT 3.2(a)


                          CERTIFICATE OF INCORPORATION
                                       OF
                                DTS CAPITAL, INC.


         FIRST: The name of this corporation is DTS CAPITAL, INC. (hereinafter referred to as the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is THE CORPORATION TRUST COMPANY.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which the Corporation may be organized under the General Corporation Law of the State of Delaware.

         The purpose specified in the foregoing paragraph shall in no way be limited or restricted by the reference to, or inference from, the terms of any provision in this Certificate of Incorporation.

         The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect the foregoing purpose, including the general powers now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.

         FOURTH: The total number and the designation of the shares of capital stock which this Corporation shall have authority to issue is:

                  1,000 shares of common stock, par value of $.01 per share.

         FIFTH: The name and mailing address of the sole incorporator is as follows:

                  NAME                MAILING ADDRESS
                  ----                ---------------

                  Lisa M. DeBarber    Nelson Mullins Riley & Scarborough, L.L.P.
                                      NationsBank Corporate Center
                                      Suite 3350
                                      100 North Tryon Street
                                      Charlotte, NC  28202-4000

         SIXTH:  The Corporation is to have perpetual existence.

         SEVENTH: The private property of the stockholders of the Corporation shall not be subject to the payment of the corporate debts to any extent whatsoever.

         EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the directors and stockholders:


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                  (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

                  (2) The Board of Directors shall have power without the assent or vote of the stockholders

                           (a) To make, alter, amend, change, add to or repeal
                  the bylaws of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends; and

                           (b) To determine from time to time whether, and to
                  what extent, and at what time and places, and under what conditions and regulation, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders.

                  (3) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time make by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

         NINTH: The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of Delaware, as now or hereafter in effect, indemnify all persons whom it may indemnify under such provisions. The indemnification provided by this Section shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the bylaws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the corporation or others. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware as the same may be amended or supplemented. Except as specifically required by the Delaware General Corporation Law as the same exists or may hereafter amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights and powers conferred upon stockholders, directors, and officers herein are granted subject to this reservation.




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         I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand the ____ day of July, 1997.



                                       --------------------------------
                                       Lisa M. DeBarber
                                       Sole Incorporator